KING MEDIA, INC.

                                 ADVERTISING AGREEMENT


This advertising agreement ("the Advertising Agreement") made the 30 day of Dec
1996 between King Media, Inc. ("KMI") with its principal location at 656 East Swedesford Road, Suite 325, Wayne, Pennsylvania 19087 and Cooperative Images, Inc("Client") with its principal location at 210 West Fourth Street, East Stroudsburg, PA 18301. KMI and Client are sometimes collectively referred to as the (Party or Parties). This Advertising Agreement relates to the advertising services provided to Client by KMI in accordance with the following terms and provisions.

I  Services

(A) KMI, as the sole and exclusive agency with respect to any and all the short-form and long-form commercial advertising, will place broadcast and cable advertising for Client on cable, network, and spot T. V. /s/Gerard A.Powell


  (B) KMI shall provide the following advertising, media, research, and account supervisory Services("Services") to client relating to television, and cable advertising. This list of services is not exclusive and the Parties agree that there may be other Services which are reasonably necessary to carry out those Services listed below:

     (1)  Media research and planning
     (2)  Rate negotiations
     (3)  Placement of Advertising
     (4)  Broadcast orders and billing
     (5)  Sales and budget monitoring
     (6)  Order transmission coordination
     (7)  Daily/Weekly CPO (order) analysis
     (8)  Commercial editing or duplication as required for broadcast

II.  Payment

  (A)  Media Services

     (1) Media services will be pre-paid to KMI at least 10 business days in advance by Client. All payments are to be in U.S. funds payable at a U.S. bank. Credit may be extended at KMI's sole and exclusive discretion, the additional terms and conditions to be in writing as an addendum to this agreement.

     (2) KMI shall be paid the standard agency commission of 15% on media volume up yo $19,999 gross weekly billings, 12% on media volume $20,000-$29,999 and 10% on media volume of $30,000 and greater weekly. Commission to be determined by the difference between gross amount billed by the station and the net amount paid to the station. Commission percentages and volumes may be adjusted from time to time by mutual written agreement as an addendum to this contract.

     (3) KMI agrees to use funds paid by Client, less commission, solely to purchase media or other services outlined by this agreement or required in order for KMI to fulfill its obligations under this agreement.

  (B)  Media and Related Expenditures

Client agrees that all media expenditures and related expenses are the sole responsibility of Client. Client agrees to pay interest at 1.5% monthly on any unpaid balance due KMI. If suit or action by KMI is necessary to collect funds due KMI from Client, Client agrees to pay reasonable attorney fees in said suit or action.

III.  Term and Expiration

The term of this agreement shall begin upon its execution by both Parties and shall continue for five (5) years or until terminated by mutual written agreement. Thereafter, this agreement will automatically renew for additional two (2) year terms unless written notice is received 120 days prior to expiration of its initial five (5) year term or any subsequent two (2) year terms.

IV.  Exclusivity

KMI will operate as the sole and exclusive agency with Client with respect to any and all short-form and long-form commercial advertising and paid programs on cable, network and spot TV and radio as long as this agreement remains in force.

V.  Cancellation

Both parties may cancel this agreement by mutual written agreement. OR

KMI may, upon 45 day written notice, cancel this agreement. All purchases placed on behalf of the Client by KMI prior to the effective date of the cancellation of this Advertising Agreement shall be consummated. KMI will continue to service such advertising and receive applicable compensation. Client will pay for all such advertising prior to the effective cancellation date. OR

Client may terminate the exclusivity provision of this agreement (paragraph I.V.) upon the following terms and conditions. KMI shall receive payment monthly equal to two-thirds (2/3) of the applicable commission, as defined by this contract, until the expiration date of this contract for any and all advertising placed in the prior month with or by the client or any agent, agency or vendor for or of the client, its assignees or successors for any cosmetic surgery, dental or eye surgery or treatment programs or advertising campaigns in whole or in part, whether such assignments or successions be in whole or in part.

VI.  Indemnification

Client will indemnify KMI against any loss KMI may sustain as a result of any claims, suits, or proceedings brought against KMI due to advertising placed on behalf of Client.

VII.  Arbitration

Any dispute between the parties concerning any matter related to this agreement or the advertising as referenced herein, and/or any right, obligation and/or warranty arising hereunder shall be settled by arbitration. Arbitration shall take place as provided under the Pennsylvania Uniform Arbitration Acts of 1927 and 1980. The arbitrators shall be selected as follows: the party demanding arbitration shall do so in writing, and, as part of his demand, shall select an arbitrator. The party receiving the demand will select his arbitrator and notify the party demanding arbitration in writing of said selection within 10 days of service of the demand for arbitration. The two arbitrators will select a third arbitrator. If the two arbitrators chosen by the parties cannot agree on a third arbitrator within 14 days of the selection of the second arbitrator, the Court of Common Pleas of Montgomery County Pennsylvania shall elect the third arbitrator upon the filing of a petition by either party. Each party will bear the cost of the arbitrator it selects. . The expense of the third arbitrator and all other expenses of arbitration will be shared equally by the parties. The rules of evidence in effect for the Court of Common Pleas shall govern the arbitration hearing. A decision agreed to by two of the three arbitrators will be binding and may be entered as a judgment in the Court of Common Pleas.

VIII.  Waiver

The failure by either Party of this Advertising Agreement to object or to take affirmative action with respect to any conduct by the other which is in violation of the terms of this Advertising Agreement shall not be construed as a waiver thereof.

IX.  Miscellaneous Provisions

  (A)  Notices

Any notices required or permitted hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, addressed to the Party entitled to receive same at the address for such Party set forth herein or at such other address as a Party may hereafter give by written notice. All such notices shall be deemed given when received by, or delivered to, the addressee.

  (B)  Relationship of the Parties

Nothing contained herein shall be deemed as creating a partnership, joint venture, or similar business relationship between the Parties.

  (C)  Entire Agreement

This Advertising Agreement sets forth the entire understanding between the Parties with respect to the subject matter contained herein. This Agreement supersedes any and all previous agreements between the Parties and may not be altered, amended or discharged except by a subsequent writing signed by the Parties hereto.

  (D)  Governing Law

This Advertising Agreement shall be governed by, construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, in the United States of America.

IN WITNESS WHEREOF, the Parties hereto have set their hands and seals the date first written above.

CLIENT                                           KING MEDIA
By: /s/ Gerard A. Powell C.E.O.                  By: Allen Stern President
Date: 12-30-96                                   Date: 12/30/96




Addendum to Advertising Agreement made between King Media, Inc. and Cooperative Images, Inc.